Exhibit 10.1

CONSULTING SERVICES AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is made as of this 25th day of August 2006, between Second Bridge LLC, a limited liability company based in Norman, Oklahoma (hereinafter referred to as "Consulting Firm"), and Blast Energy Services, Inc. , and its successors and assigns (hereinafter referred to as "Company..

1. Consulting.
The Company hereby employs Consulting Firm, and Consulting Firm hereby accepts engagement with the Company upon the terms and conditions set forth. This Agreement contains the entirety of the terms and conditions of Consulting Firm's engagement with the Company. No other document, handbook, manual or oral agreements or promises shall constitute an engagement contract between Consulting Firm and the Company.

2. Term.
The Term of this Agreement shall begin on or before August 25, 2006 and shall continue for a period of three (3) years through August 24, 2009.

3. Compensation and Employee Benefit Plans.

(a) The Company shall have no obligation to the Consulting Firm regarding employee benefit plans of any kind.

(b) As compensation for said Consulting Services, Consulting Firm shall receive Compensation as a Consulting Fee defined as follows:

The Consulting Fee for the Consulting Services under this Agreement is set forth in an amount of one hundred fifty thousand United States Dollars (US$150,000.00) per month installments for each succeeding month beginning September 1, 2006, made to the order of “Second Bridge LLC” due, payable and delivered; and thereafter, each monthly installment shall be paid to the Consulting Firm, on or before the first day of each month. Each monthly installment, defined above, shall be paid on or before the first day of each month, as described above, and with all such payments received at the Consulting Firm’s offices on or before the due date as set forth herein delivered to: 1126 Rambling Oaks Drive, Norman, Oklahoma 73072 or sent by wire transfer at the direction of the Consulting Firm. The Compensation defined in this Section 3(b) may be paid in advance at any time without penalty. In addition, upon any breach by the Company of this Section 3(b), including, but not limited to, non-payment of a monthly installment, the unpaid total amount of the Consulting Fee shall draw interest at a rate of 15% per annum assessed from the first day of such breach until the cure of the breach or until fully paid by the Company. See also Section 6 below regarding survival of damages beyond termination.

(c) Upon execution of this Agreement, the Company shall pay to the Consulting Firm to be held in an expense account the amount of one hundred fifity thousand United States dollars

(US$150,000.00). The funds from this account shall be used to pay for all of the Company’s ordinary and reasonable business expenses in relation to its work under this Agreement, from date of execution of this Agreement up until September 30, 2006, including, but not limited to, office expenses, air and ground transportation, travel, lodging and meals, postage, telephone, contract labor, consumables, and utilities in relation to the work performed by the Consulting Firm under this Agreement. The Consulting Firm shall submit to the Company an itemized written statement summarizing, on a monthly basis, the expenditures from this account on or before the October 10, 2006. Errors or disputes related to the items set forth on the written expense summary submitted by the Consulting firm shall not be deducted from the required payment to restore the Minimum Balance in this Section 3(c). Within seven (7) days of the Company’s payment of the amount of expenses set forth on the summary, the Company may submit a separate error or disputed charges written statement to the Consulting Firm with its reasons and evidence regarding the error or disputed items set forth in the written expense summary. In the event the Consulting Firm agrees with the Company’s written errors or disputed item(s), the Consulting firm shall deduct the same amount from its next written expense summary and show the correction or credit thereon. In the event the Consulting Firm disagrees with the Company’s written error or disputed item(s), and the item exceeds the amount of $1,000.00, and the Parties cannot resolve the dispute otherwise, then the Consulting Firm may elect, within seven (7) business days of its receipt of the Company’s written error or dispute, to submit the item to a binding arbiter, mutually agreeable to the Parties, for final determination of payment, or not, under the terms of this Agreement which decision shall be binding upon both Parties and with each party to split equally the cost of Arbitration under this section 3 (c). Such Arbitration shall take place in Cleveland County, Oklahoma at the Consulting Firm’s offices or other mutually agreed upon location. The Company agrees not to withhold any compensation as set forth in this section 3 (b) in relation to any dispute of a request for reimbursement under this section 3(c) as such payments bear no direct correlation to one other under this Agreement.

4. Duties.
The Company and the Consulting Firm shall agree from time to time upon the tasks to be completed by the Consulting Firm under this Agreement as agreed between the Manager of the Consulting Firm and the Company. Such tasks shall be upon written agreement of the Parties and may be received and signed by the parties in counterparts via facsimile as set forth herein. It is contemplated under this Agreement that the Consulting Firm provides consulting services to the Company related to all aspects of its Hydrocarbon Exploration Drilling business. Consulting Firm shall have sole discretion and authority over how it completes the tasks assigned to it by the Company. A general description of duties is described on “Exhibit A” attached hereto, as amended from time to time by written agreement of the parties. Additional Consulting Projects shall be agreed upon in writing between the parties.

5. Termination.
Upon the expiration of the Term, set forth in Section 2, above, the engagement of the Consulting Firm may be terminated at any time by the Company, with or without cause or reason, and upon thirty (30) days prior written notice to the Consulting Firm delivered before the end of the term. Upon the expiration of 90 days, the Consulting Firm may terminate this agreement with thirty (30) days notice to the Company. All Compensation received by the Consulting Firm prior to a notice of termination is guaranteed and under this Section 5, shall be retained by the Consulting Firm. This agreement may not be cancelled by the Company during the Term of this Agreement and the Company agrees to pay the total amount of the monthly installments defined in Section 3(b) for the Term of this Agreement.

6. Compensation Upon Termination.
In the event of termination of the engagement for any reason, the remaining Compensation that is due Consulting Firm from the amount of the Consulting Fee not yet paid at the time of termination must be paid and survives beyond termination specifically as set forth pursuant to section 3, above. There shall be no pro-ration or reimbursement of the Consulting Fee due as set forth in 3 (b) in relation to termination of the Agreement. Any Compensation due under this Agreement to the Consulting Firm that would be due during the thirty (30) days from a notice under section 5, above, shall remain due and payable to the Consulting firm until the total Compensation in the amount of the Consulting Fee, set forth in Section 3(b), above, has been received and shall be retained by the Consulting Firm after termination, and in the event such Compensation is unpaid by the Company such an act shall constitute a breach of this Agreement and the damages to the Consulting Firm shall survive the termination of this Agreement until paid, including and in addition, interest, as set forth in Section 3(b), thereon at 15% per annum beginning from the due date of such unpaid Compensation, and in addition, the Company agrees to pay costs and attorney’s fees for collection of such Compensation if it remains unpaid. The Consulting Firm shall submit, upon termination of this Agreement, its final written expense summary of business expenses under Section 3(c), above, which provision shall survive the termination of this Agreement until paid or any error or dispute fully resolved as provided for therein. The Company is a sophisticated oil and gas drilling firm and understands and assumes all risks involved in the drilling of oil and gas wells.

7.  Indemnification. The Company hereby extends to the Consulting Firm indemnification regarding all of its work for the Company. The Consulting Firm’s Members, Officers, employees, and agents shall be entitled to be indemnified by the Company to the fullest extent provided under the law, and shall be entitled to advance of expenses, including attorney fees, in the defense or prosecution of a claim against the Consulting Firm or such person in such person’s capacity as member, officer, employee, or agent of the Consulting Firm from any claim arising from, or related in any manner to, its work for the Company under this Agreement except in the case of gross negligence. Indemnification offered hereunder shall survive the termination of this Agreement for two (2) years after the date of termination.

8. Non-Compete. In consideration of the consulting services being provided under this Agreement and in recognition of the fact that Second Bridge will have access to the confidential information of the Company and that the Company’s relationships with its customers and potential customers constitute a substantial part of its goodwill, Second Bridge agrees that for One (1) year from and after termination of this Agreement, for any reason, unless acting with the Company’s express prior written consent, Second Bridge shall not, directly or indirectly, in any capacity, solicit or accept business from, provide consulting services of any kind to, or perform any of the services offered by the Company, for any of the Company’s customers or prospects with whom Second Bridge had business dealings in the year next preceding the termination of this Agreement.

 9. Notice.
Any notice, direction or other advice or communication required or permitted to be given hereunder shall, except as provided herein, be in writing and shall be personally delivered, via facsimile, or mailed by registered or certified mail, return receipt requested, addressed to the

Company and Consulting Firm at the addresses set forth below, or at such other address as such party may designate to the other in writing.

If to Company:  David M. Adams President and Co-CEO
14550 Torrey Chase Blvd, Suite 330
Houston, Texas, 77014
Facsimile: 281-453-2899

If to Consulting Firm: Dirk O’Hara, Manager
1126 Rambling Oaks Drive
Norman, Oklahoma 73072.
Facsimile: 405-447-9351

Either party may designate a different address or facsimile number by written notice to the other.

10. Waiver or Breach.
The waiver of either the Company or Consulting Firm of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either Consulting Firm or the Company. This Agreement sets forth the entire understanding of the parties with respect to the subject matter herein.

11. Binding Effect.
This Agreement shall be binding upon and shall inure to the benefit of both the Company and the Consulting Firm and their respective successors, heirs and legal representatives, but neither this Agreement nor any rights hereunder may be assigned by Consulting Firm or the Company without the consent in writing of the other Party.

12. Amendments.
Except as provided specifically above, no amendments, modifications or variations of the terms and conditions of this Agreement shall be valid unless in writing and signed by all of the parties.

13. Choice of Law.
This Agreement shall be governed by and construed under the laws of the State of Oklahoma. In the event of any breach or threatened breach of this Agreement, Consulting Firm and the Company irrevocably submit and consent to the jurisdiction of a court of competent jurisdiction in Cleveland County, Oklahoma, and irrevocably agree that venue for any action or proceeding shall be in the County of Cleveland, State of Oklahoma and any higher courts within the State of Oklahoma. Both parties waive any objection, including, but not limited to, Federal diversity jurisdiction, to the jurisdiction of these courts or to venue in Cleveland County, State of Oklahoma.

14. Severability.
If any provision of this Agreement shall be held, declared or pronounced void, voidable, invalid, unenforceable or inoperative for any reason, by any court of competent jurisdiction, government authority or otherwise, such holding, declaration or pronouncement, shall not adversely affect any other provision of this Agreement, but shall otherwise remain in full force and effect. Notwithstanding the foregoing sentence, the provisions of this Agreement that specifically state set forth their survival of the termination of this Agreement may not be severed or waived by any act of a person, court, or termination of this Agreement as those provisions are independently negotiated and fully agreed to by the Parties hereto.

15. No Third Party Benefit.
None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or the Consulting Firm. Furthermore, this Agreement is made solely and specifically for the benefit of the parties hereto, their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other person, individual or entity, governmental body, taxation authority, or their heirs, executors, administrators, legal representatives, successors, and assigns shall have any rights, interests,

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or claims hereunder or be entitled to any benefits under or on account of this agreement as a third-party beneficiary or otherwise.

16. Assignment.
The Parties may assign this Agreement or the proceeds due hereunder only with notice and the written consent of the other Party, which consent shall not be unreasonably withheld.

17. Entire Agreement.
This Agreement sets forth the entire agreement of the parties hereto, and all prior discussions, oral or written and any such agreements are merged herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

Blast Energy Services, Inc., a California Corporation (The Company herein)

By:	/s/ David M. Adams
Its: President and Co-CEO, David M. Adams

Second Bridge LLC (The Consulting Firm herein):

/s/ Dirk O’Hara
By: Dirk O’Hara, Managing Member

Exhibit A

Consulting Agreement Responsibilities & Duties

Advise the Company on organization of day to day Drilling Operations and Contract Management in terms of the following areas of the Company operations:

•	Contract negotiation support
•	Drilling Field Operations support
•	Repairs & Maintenance, including minor construction/rebuilds
•	Vendor management support
•	Rig Inventory Management & Procurement
•	Preventative Maintenance Programs
•	Rig recruitment including hire/fire/promote/retain
•	Safety Programs support
•	Accounting services
Transition of Office Services of Eagle Domestic Drilling Operations, LLC to the Company, as defined by Exhibit B, attached.

Rig Assembly & Completion Responsibilities

•	Advise the Company regarding its assembly of rig components for rigs, numbers 14 and 15.

•	Project managements functions: advice regarding
o	The Company’s Material Procurement
o	The Company’s Managing delivery times to a critical path
o	Assistance to the Company with Supervising welders, painters, mechanics, electricians
o	Other such actions to assist the Company to manage its cost & preserve its revenue generation

Business Development Consulting

Advising and assisting the Company regarding the following:

•	Sourcing of drilling rig components

•	Negotiating terms and condition for the purchase of such components

•	Drilling rigs that Blast considers purchasing

•	Negotiating terms and conditions of such purchases

•	Land rig companies that Blast considers purchasing

•	Negotiating terms and conditions of such purchases

•	Representing Blast at industry auctions and other industry events

•	Interfacing with Rig Appraisal companies

•	Advising on contract negotiation strategies

•	Advising on rig upgrade and/or refurbishment opportunities

EXHIBIT “B”

The Consulting Firm will assist the
Company with the Company’s Office Services

B.	MORNING REPORTS - Toolpushers must email or fax to office by 9:00 a.m. each morning.

1.	Daily reports received: drill reports, employee reports, injury reports
2.	Check for completion
3.	Scan and email to management
4.	Place in corresponding rig books

C.	PAYROLL - Bi weekly: Payroll starts at 6:00 a.m. Monday to 6:00 a.m. Monday

1.	Employment Forms - check for completion of forms. No worker allowed on rig without completed forms
2.	Change of Status - payrate, job position, address etc.
3.	Rig should Fedex packet every Monday for Tuesday morning delivery. Payroll must be submitted by 2:00 p.m. on Wednesday. Checks mailed out on Friday or employees have option to direct deposit.

D.	HEALTH INSURANCE - Employees eligible for health insurance after 90 days of employment. Eagle pays for employee. Employee can pay for spouse and dependents.

1.	Track eligibility
2.	Enrollment

E.	DISABILITY INSURANCE - Employee eligible for disability insurance after 90 days of employment.

1.	Track eligibility
2.	Enrollment

F.	WORKER’S COMPENSATION

1.	Process and report to insurance company within 24 hours of reported accident
2.	Must have injury reports from rig including supervisor, witness and injured employee report (if possible)
3.	Verification of 10 panel drug screen
4.	Management of injured worker’s compensation case.

G. VENDOR PAYMENTS

1.	Sort by office, yard, and appropriate rig.
2.	Weekly manager approval and coding of invoices and/or credits to proper accounts.
3.	Enter and track due date.
4.	Handle any disputed invoices.
5.	Subcontractors - gather insurance verification and invoice approval.

H.	INVOICING AND RECEIVABLES

1.	Check daily drill reports for completion and accuracy each day.
2.	Know IADC contract for billing procedures and collection of payment.
3.	Complete daily drill report worksheet
4.	Calculate per diem costs for billing
5.	Check for pipe damage or any Operator equipment rental costs
6.	Invoicing needs to be sent to proper Operator personnel for approval
7.	Need contact person in Operator’s A/P to verify payment.
8.	Handle and track all payments and any shortages on payments.

I.	INSURANCE MANAGEMENT

1.
General liability/umbrella - audit each quarter to make sure premiums are reflected properly to match revenues/payroll (depends on G/L structure). Must be responsible for subcontractor insurance verification of G/L. Responsible for year-end audits.

2.	Rig insurance - needs to be processed prior to rig going out in the field. Start paperwork 2 weeks before derrick is raised in the yard.
3.
Worker’s Compensation - Audit each quarter to make sure premiums are reflected by payroll totals. Verify each employee has proper work compensation codes. Responsible for sub-contractor insurance verification and policy year-end audits.

4.	Auto policy - Driver verification to insurance agent. Keep driver’s list current.

J.	OPERATOR REPORTS

1.	Rigs that run in Texas have a deviation survey report due to operator at the completion of each hole for the Texas Railroad Commission.
2.	Verify with operator when reports are due and whom they need to be sent to.

K.	SUPPLIES TO RIGS

1.	Provide rigs with IADC books, daily drill reports, forms, rig maintenance reports and any office supplies.
END OF EXHIBIT B.